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                    SFX BROADCASTING, INC. AND SUBSIDIARIES
                                  EXHIBIT 11.1

             Statement Regarding Calculation of Per Share Earnings
              (Dollars in thousands, Except for per share amounts)

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                                                                                   Three Months Ended June 30,
                                                                                      1996                   1995
                                                                                 ---------------       ----------------
Primary and Fully Diluted:
Average shares outstanding......................................................       7,437,642              5,749,999
Net effect of dilutive stock options - based on the treasury stock method
 using average market price.....................................................              --                226,059
                                                                                 ---------------       ----------------
     Total......................................................................       7,437,642              5,976,058
                                                                                 ===============       ================

Net loss........................................................................ $       (42,074)      $         (2,550)
Less: preferred stock dividends and accretion...................................             831                     73
                                                                                 ---------------       ----------------
Net loss attributable to common shareholders....................................         (42,905)                (2,623)
                                                                                 ===============       ================

Net loss per common shares......................................................   $      (5.77)          $      (0.44)
                                                                                 ===============       ================


                                                                                        Six Months Ended June 30,
                                                                                      1996                   1995
                                                                                 ---------------       ----------------
Primarly and Fully Diluted:
Average shares outstanding......................................................       7,447,929              5,749,999
Net effect of dilutive stock options - based on the treasury stock method
using average market price......................................................              --                196,252
                                                                                 ---------------       ----------------
     Total......................................................................       7,447,929              5,946,251
                                                                                 ===============       ================

Net loss........................................................................ $       (43,059)      $         (3,071)
Less: preferred stock dividends and accretion...................................             967                    144
                                                                                 ---------------       ----------------
Net loss attributable to common shareholders....................................         (44,026)                (3,215)
                                                                                 ===============       ================

Net loss per common share.......................................................   $      (5.91)           $     (0.54)
                                                                                 ===============       ================
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